Exhibit 2.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of the date of this Annual Report, SIGNA Sports United N.V. (the “Company”, “we” or “us”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (a) ordinary shares, nominal value €0.12 per share (the “Ordinary Shares”), and (b) warrants to purchase Ordinary Shares (the “Warrants”).

The following descriptions do not purport to be complete and are subject to the Company’s articles of association (the “Articles of Association”) and the amended and restated warrant agreement relating to the warrants (the “Warrant Agreement”), copies of which have been filed as exhibits to the Company’s Annual Report on Form 20-F of which this Exhibit 2.3 is a part, and are subject to provisions of applicable Dutch law.

ORDINARY SHARES

General

We were incorporated pursuant to Dutch law on May 19, 2021 as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), and upon the consummation of the Business Combination (as defined below), we converted into a Dutch public limited company (naamloze vennotschap). Our corporate affairs are governed by the Articles of Association, the rules of the Board, our other internal rules and policies and by Dutch law.

We are registered with the Dutch Trade Register under number 82838194. Our corporate seat is in Amsterdam, the Netherlands, and our office address is Kantstraße 164, Upper West, 10623 Berlin, Federal Republic of Germany.

Share Capital

Authorized Share Capital

As of the date of this Annual Report, we have an authorized share capital in the amount of €187,500,000, divided into 1,562,500,000 Ordinary Shares, each with a nominal value of €0.12. Under Dutch law, our authorized share capital is the maximum capital that we may issue without amending the Articles of Association. An amendment of the Articles of Association would require a resolution of our general meeting (“General Meeting”) upon proposal by the board of directors the (“Board”).

Our Ordinary Shares

Under Dutch law, shares are issued and rights to subscribe for shares (“Preemptive Rights”) are granted pursuant to a resolution of the General Meeting. Our Articles of Association provide that we may only issue Ordinary Shares pursuant to a resolution of the General Meeting or of another body authorized by the General Meeting for this purpose for a specified period not exceeding five years. When granting such authorization, the number of Ordinary Shares that may be issued must be specified. The authorization can be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorization, the authorization cannot be revoked by the General Meeting. For as long as and to the extent that another body has been authorized to resolve to issue Ordinary Shares by the General Meeting, the General Meeting shall not have this authority.

As of December 31, 2021, there were 334,473,371 Ordinary Shares outstanding (assuming the 1,293,200 options granted to Stephan Zoll under the option agreement entered into between the Company and Stephan Zoll on June 10, 2021 have been exercised).

The following summarizes the main rights of holders of our Ordinary Shares:

•	each holder of our Ordinary Shares is entitled to one vote per Ordinary Share on all matters to be voted on by shareholders generally, including the appointment of directors of the Board;

•	there are no cumulative voting rights;

•	the holders of our Ordinary Shares are entitled to dividends and other distributions as may be declared from time to time by us out of funds legally available for that purpose, if any;

•

upon our liquidation and dissolution, the holders of our Ordinary Shares will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities; and

•

the holders of our Ordinary Shares have Preemptive Rights in case of share issuances or the grant of rights to subscribe for shares, except if such rights are limited or excluded by the corporate body authorized to do so and except in such cases as provided by Dutch law and the Articles of Association.

Preemptive Rights

Subject to restrictions in our Articles of Association, holders of Ordinary Shares have Preemptive Rights in relation to newly issued Ordinary Shares under Dutch law.

Under our Articles of Association, the Preemptive Rights in respect of newly issued Ordinary Shares may be restricted or excluded by a resolution of our General Meeting, which resolution requires a two-thirds majority of the votes cast if less than half of the issued share capital is present or represented at the meeting. The General Meeting may authorize our Board to limit or exclude the Preemptive Rights in respect of newly issued Ordinary Shares. Such authorization for our Board can be granted and extended, in each case for a period not exceeding five years.

Preemptive Rights do not exist with respect (a) to the issue of Ordinary Shares to employees of the Company or a “group” company of ours, and (b) the issue of Ordinary Shares against a contribution in kind.

Transfer of Ordinary Shares

Under Dutch law, transfers of ordinary shares (other than in book-entry form) require a written deed of transfer and, unless the company is a party to the deed of transfer, and acknowledgement by or proper service upon the company to be effective.

The Articles of Association provide that, for as long as any of our Ordinary Shares are admitted to trading on the New York Stock Exchange (“NYSE”), or on any other regulated stock exchange operating in the United States, the laws of the State of New York shall apply to the property law aspects of our Ordinary Shares reflected in the register administered by our transfer agent, subject to certain overriding exceptions under Dutch law.

Form of Ordinary Shares

Pursuant to our Articles of Association, the Ordinary Shares are registered shares.

Purchase and Repurchase of Ordinary Shares

Under Dutch law, when issuing shares, we may not subscribe for newly issued shares in our own capital. Subject to certain restrictions of Dutch law and our Articles of Association, we may acquire fully paid shares in our own capital at any time for no valuable consideration. Furthermore, subject to certain provisions of Dutch law and our Articles of Association, we may repurchase fully paid shares in our own capital if (i) our equity (eigen vermogen) less the payment required to make the acquisition does not fall below the sum of paid-in and called-up share capital plus any reserves required by Dutch law or our Articles of Association and (ii) the aggregate nominal value of Ordinary Shares which we acquire, hold or on which we hold a pledge (pandrecht) or which are held by a subsidiary of the Company, would not exceed 50% of our then-current issued share capital.

An acquisition of own shares for a consideration must be authorized by the General Meeting. Such authorization may be granted for a maximum period of 18 months and must specify the number of Ordinary Shares that may be acquired, the manner in which such shares may be acquired and the price limits within which the Ordinary Shares may be acquired. The actual acquisition may only be effected pursuant to a resolution of our Board. No authorization of our General Meeting is required if Ordinary Shares are included on the price list of a stock exchange and acquired by us with the intention of transferring such Ordinary Shares to our employees or employees of a group company pursuant to an arrangement applicable to them. The aforementioned restrictions do not apply to Ordinary Shares acquired by the Company under universal title of succession.

Capital Reduction

At a general meeting, our shareholders may resolve to reduce our issued share capital by (i) cancelling Ordinary Shares or (ii) reducing the nominal value of the Ordinary Shares by amending our Articles of Association. In either case, this reduction would be subject to applicable statutory provisions. A resolution to cancel Ordinary Shares may only relate to Ordinary Shares held by us or in respect of which we hold the depository receipts. In order to be approved by our General Meeting, a resolution to reduce the capital requires approval of a majority of the votes cast at a general meeting if at least 50% of the issued share capital is represented at such meeting or at least two-thirds of the votes cast if less than 50% of the issued share capital is represented at such meeting.

Shareholders’ Meeting

General meetings must be held in the Netherlands, in any of the locations specified in the Articles of Association. The annual General Meeting must be held within six months of the end of each financial year. The first annual General Meeting of the Company will take place in 2023 in accordance with applicable Dutch law. Additional extraordinary General Meeting may also be held, whenever considered appropriate by the Board and shall be held within three months after the Board has considered it to be likely that our shareholders’ equity (eigen vermogen) has decreased to an amount equal to or lower than half of our paid-in and called up share capital, in order to discuss the measures to be taken if so required.

Pursuant to Dutch law, one or more shareholders or others with meeting rights under Dutch law who jointly represent at least one-tenth of our issued share capital may request our Company to convene a General Meeting, setting out in detail the matters to be discussed. If the Board has not taken the steps necessary to ensure that such meeting can be held within six weeks after the request, the proponent(s) may, on their application, be authorized by the competent Dutch court in preliminary relief proceedings to convene a General Meeting. The court shall disallow the application if it does not appear that the proponent(s) has/have previously requested the Board to convene a General Meeting and the Board has not taken the necessary steps so that the General Meeting could be held within six weeks after the request. The application shall also be disallowed if the proponent(s) has/have not demonstrated to have a reasonable interest in the convening of the General Meeting.

The General Meeting must be convened by an announcement published in a Dutch daily newspaper with national distribution. The notice must state the agenda, the time and place of the meeting, the record date (if any), the procedure for participating in the General Meeting by proxy, as well as other information as required by Dutch law. The notice must be given at least 15 calendar days prior to the day of the meeting. The agenda for the annual General Meeting shall include, among other things, the adoption of our statutory annual accounts, appropriation of our profits and proposals relating to the composition of the Board, including the filling of any vacancies. In addition, the agenda shall include such items as have been included therein by the Board. The agenda shall also include such items requested by one or more shareholders or others with meeting rights under Dutch law representing at least 3% of our issued share capital. These requests must be made in writing or by electronic means and received by the Board at least 60 days before the day of the meeting. No resolutions shall be adopted on items other than those that have been included in the agenda.

In accordance with the Dutch Corporate Governance Code (“DCGC”) and the Articles of Association, shareholders having the right to put an item on the agenda under the rules described above shall exercise such right only after consulting the Board in that respect. If one or more shareholders intend to request that an item be put on the agenda that may result in a change in our strategy (e.g., the dismissal of Directors), the Board must be given the opportunity to invoke a reasonable period to respond to such intention. Such period shall not exceed 180 days (or such other period as may be stipulated for such purpose by Dutch law and/or the DCGC from time to time). If invoked, the Board must use such response period for further deliberation and constructive consultation, in any event with the shareholders(s) concerned, and must explore the alternatives. At the end of the response time, the Board must report on this consultation and the exploration of alternatives to the general meeting. The response period may be invoked only once for any given general meeting and shall not apply: (a) in respect of a matter for which a response period has been previously invoked; or (b) if a shareholder holds at least 75% of our issued share capital as a consequence of a successful public bid. The response period may also be invoked in response to shareholders or others with meeting rights under Dutch law requesting that a General Meeting be convened, as described above.

Moreover, the Board can invoke a cooling-off period of up to 250 days when shareholders, using their right to have items added to the agenda for a General Meeting or their right to request a general meeting, propose an agenda item for our General Meeting to dismiss, suspend or appoint one or more Directors (or to amend any provision in our Articles of Association dealing with those matters) or when a public offer for our company is made or announced without our support, provided, in each case, that the Board believes that such proposal or offer materially conflicts with the interests of our company and business. During a cooling-off period, the General Meeting cannot dismiss, suspend or appoint Directors (or amend the provisions in our Articles of Association dealing with those matters) except at the proposal of the Board. During a cooling-off period, the Board must gather all relevant information necessary for a careful decision-making process and at least consult with shareholders representing 3% or more of our issued share capital at the time the cooling-off period was invoked, as well as with our Dutch works council (if we or, under certain circumstances, any of our subsidiaries would have one). Formal statements expressed by these stakeholders during such consultations must be published on our website to the extent these stakeholders have approved that publication. Ultimately one week following the last day of the cooling-off period, the Board must publish a report in respect of its policy and conduct of affairs during the cooling-off period on our website. This report must remain available for inspection by shareholders and others with meeting rights under Dutch law at our office and must be tabled for discussion at the next General Meeting. Shareholders representing at least 3% of our issued share capital may request the Enterprise Chamber for early termination of the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:

•

the Board, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have concluded that the relevant proposal or hostile offer constituted a material conflict with the interests of our company and its business;

•	the Board cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making; or

•

other defensive measures, having the same purpose, nature and scope as the cooling-off period, have been activated during the cooling-off period and have not since been terminated or suspended within a reasonable period at the relevant shareholders’ request (i.e., no ‘stacking’ of defensive measures).

The General Meeting is presided over by the chairperson of the Board. If no chairperson has been elected or if he or she is not present at the meeting, the General Meeting shall be presided over by the vice-chairperson of the Board. If no vice-chairperson has been elected or if he or she is not present at the meeting, the General Meeting shall be presided over by a person designated in accordance with the Articles of Association. Directors may always attend a General Meeting. In these meetings, they have an advisory vote. The chairperson of the General Meeting may decide at his or her discretion to admit other persons to the meeting.

All shareholders and others with meeting rights under Dutch law are authorized to attend the General Meeting, to address the meeting and, in so far as they have such right, to vote pro rata to his or her shareholding.

Shareholders may exercise these rights, if they are the holders of our Ordinary Shares on the record date, if any, as required by Dutch law, which is currently the 28th day before the day of the General Meeting. Under the Articles of Association, shareholders and others with meeting rights under Dutch law must notify us in writing or by electronic means of their identity and intention to attend the General Meeting. This notice must be received by our company ultimately on the seventh day prior to the General Meeting, unless indicated otherwise when such meeting is convened.

Each Ordinary Share of our company confers the right on the holder to cast one vote at the General Meeting. Shareholders may vote by proxy. No votes may be cast at a General Meeting on Ordinary Shares held by us or our subsidiaries or on Ordinary Shares for which we or our subsidiaries hold depository receipts. Nonetheless, the holders of a right of usufruct (vruchtgebruik) and the holders of a right of pledge (pandrecht) in respect of Ordinary Shares held by us or our subsidiaries in our share capital are not excluded from the right to vote on such Ordinary Shares, if the right of usufruct (vruchtgebruik) or the right of pledge (pandrecht) was granted prior to the time such Ordinary Shares were acquired by us or any of our subsidiaries. Neither we nor any of our subsidiaries may cast votes in respect of an Ordinary Share of our company on which we hold or such subsidiary holds a right of usufruct (vruchtgebruik) or a right of pledge (pandrecht). Ordinary Shares which are not entitled to voting rights pursuant to the preceding sentences will not be taken into account for the purpose of determining the number of shareholders that vote and that are present or represented, or the amount of the share capital that is provided or that is represented at a General Meeting.

Decisions of the General Meeting are taken by a simple majority of votes cast, except where Dutch law or the Articles of Association provide for a qualified majority or unanimity.

Voting Rights and Quorum

In accordance with Dutch law and our Articles of Association, each Ordinary Share confers the right on the holder thereof to cast one vote at the General Meeting. No vote can be cast at a General Meeting in respect of an Ordinary Share belonging to the Company or a subsidiary or in respect of an Ordinary Share for which any of them holds the depository receipts. Usufructuaries and pledgees of Ordinary Shares belonging to the Company or its subsidiaries are not, however, precluded from exercising their voting rights if the usufruct or pledge was created before the relevant ordinary share belonged to the Company or a subsidiary. Neither the Company nor a subsidiary can vote Ordinary Shares in respect of which it holds a usufruct or a pledge.

Voting rights may be exercised by shareholders or by a duly appointed proxy holder (the written proxy being acceptable to the chairman of our general meeting) of a shareholder, which proxy holder need not be a shareholder. The holder of a usufruct or pledge on shares will have the voting rights attached thereto if so provided for when the usufruct or pledge was created.

Under our Articles of Association, blank votes (votes where no choice has been made), abstentions and invalid votes will not be counted as votes cast. However, shares in respect of which a blank vote or invalid vote has been cast and shares in respect of which the person with meeting rights who is present or represented at the meeting has abstained from voting are counted when determining the part of the issued share capital that is present or represented at a general meeting. The chairman of our General Meeting will determine the method of voting.

Resolutions of the shareholders are adopted at a general meeting by a majority of votes cast, except where Dutch law or our Articles of Association provide for a special majority in relation to specified resolutions.

Subject to certain restrictions in our Articles of Association, the determination during our General Meeting made by the chairman of that General Meeting with regard to the results of a vote will be decisive. Our Board will keep a record of the resolutions passed at each general meeting.

Amendment of Articles of Association

At a general meeting, at the proposal of our Board our General Meeting may resolve to amend the Articles of Association. Generally, a resolution by the shareholders to amend the Articles of Association requires a majority of seventy-five percent.

Dissolution

Under the Articles of Association, we may be dissolved by a resolution of the General Meeting, subject to a proposal of the Board. In the event of a dissolution, the liquidation shall be effected by the Board, unless the General Meeting decides otherwise. During liquidation, the provisions of the Articles of Association will remain in force as far as possible. To the extent that any assets remain after payment of all of our liabilities, any remaining assets shall be distributed to our shareholders in proportion to their number of Ordinary Shares.

Squeeze-Out

A shareholder who holds at least 95% of our issued share capital for his or her own account, alone or together with group companies, may initiate proceedings against our other shareholders jointly for the transfer of their Ordinary Shares to such shareholder. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal, or the Enterprise Chamber (Ondernemingskamer), and can be instituted by means of a writ of summons served upon each of the other shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to the other shareholders and will determine the price to be paid for the Ordinary Shares, if necessary, after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the Ordinary Shares of the other shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the Ordinary Shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.

Certain Other Major Transactions

The Articles of Association and Dutch law provide that resolutions of the Board concerning a material change to our identity or our character or our business are subject to the approval of the General Meeting. Such changes include:

•	transferring the business or materially all of the business to a third party;

•

entering into or terminating a long-lasting alliance of our company or of a subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for us; and

•

acquiring or disposing of an interest in the capital of a company by our company or by a subsidiary with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if we prepare a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in our most recently adopted annual accounts.

Dividends and Other Distributions

We have never paid or declared any cash dividends in the past, and we do not anticipate paying any cash dividends in the foreseeable future. We intend to retain all available funds and any future earnings to fund the further development and expansion of our business. Under Dutch law, we may only pay dividends and other distributions from our reserves to the extent our shareholders’ equity (eigen vermogen) exceeds the sum of our paid-in and called-up share capital plus the reserves we must maintain under Dutch law or the Articles of Association and (if it concerns a distribution of profits) after adoption of our statutory annual accounts by the General Meeting from which it appears that such dividend distribution is allowed. Subject to those restrictions, any future determination to pay dividends or other distributions from our reserves will be at the discretion of the Board and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors we deem relevant.

Under the Articles of Association, the Board may decide that all or part of the profits shown in our adopted statutory annual accounts will be added to our reserves. After reservation of any such profits, any remaining profits will be at the disposal of the General Meeting at the proposal of the Board for distribution on the Ordinary Shares, subject to applicable restrictions of Dutch law. The Board is permitted, subject to certain requirements and applicable restrictions of Dutch law, to declare interim dividends without the approval of the General Meeting. Dividends and other distributions shall be made payable no later than a date determined by the Board. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to us (verjaring).

We may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution we are not able to pay our due and collectable debts, then our shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to our creditors. We have never declared or paid any cash dividends and we have no plan to declare or pay any dividends in the foreseeable future on our Ordinary Shares. We currently intend to retain any earnings for future operations and expansion.

Since we are a holding company, our ability to pay dividends will be dependent upon the financial condition, liquidity and results of operations of, and our receipt of dividends, loans or other funds from, our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to make funds available to us. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which our subsidiaries may pay dividends, make loans or otherwise provide funds to our company.

WARRANTS

In connection with the business combination between the Company and Yucaipa Acquisition Corporation (“Yucaipa”) (the “Business Combination”), the Company entered into the Warrant Agreement pursuant to which, among other things, Yucaipa assigned all of its right, title and interest in and to, and the Company assumed all of Yucaipa’s liabilities and obligations under the warrant agreement entered into between Yucaipa and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Warrant Agent”) (the “Original Warrant Agreement”). As a result of such assignment and assumption agreement, following the execution of the Warrant Agreement, each of the 5,993,333 warrants issued by Yucaipa to Yucaipa Acquisition Manager, LLC (“Yucaipa Sponsor”) (such warrants, the “Private Placement Warrants”) and each of the 11,500,000 warrants issued by Yucaipa as part of units to public investors in a public offering (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”), was exchanged for a warrant to purchase one Ordinary Share on the terms and conditions of the Original Warrant Agreement (as amended by the Warrant Agreement).

The following summary of certain provisions relating to the Warrants does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Warrant Agreement.

Each whole Public Warrant entitles the registered holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on January 13, 2022. The Public Warrants will expire on December 14, 2026 or earlier upon redemption or liquidation.

We are not obligated to deliver any Ordinary Shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, or a valid exemption from registration is available. No Public Warrant will be exercisable and we will not be obligated to issue an Ordinary Share upon exercise of a Public Warrant unless the Ordinary Share issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a unit containing such Public Warrant will have paid the full purchase price for the unit solely for the Ordinary Share underlying such unit.

We will use our commercially reasonable efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those Ordinary Shares until the Public Warrants expire or are redeemed, as specified in the Warrant Agreement; provided that if our Ordinary Shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their

Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Exercise

A Warrant may be exercised by delivering to the Warrant Agent (i) the Warrant, (ii) an election to purchase form, and (iii) the payment in full of the Warrant Price for each Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise.

As soon as practicable after the exercise of any Warrant the Company will issue a book-entry position or certificate, as applicable, for the Ordinary Shares. All Ordinary Shares issued upon the proper exercise of a Warrant in conformity with the Warrant Agreement will be validly issued, fully paid and non-assessable.

A Warrant holder may notify us in writing of the holder’s election to be subject to a provision of the Warrant Agreement preventing the holder from exercising Warrants, to the extent that, after giving effect to such exercise, the holder (together with its affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8%, (the “Maximum Percentage”) of our outstanding Ordinary Shares immediately after giving effect to such exercise. By written notice to us, a warrant holder may increase or decrease the Maximum Percentage to any other percentage specified in such notice; provided, however, that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to us.

Redemption and Notice

Once the warrants become exercisable, the Company may redeem the Public Warrants for cash (except with respect to the Private Placement Warrants):

•	in whole or in part;

•	at a price of $0.01 per Public Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each Public Warrant holder; and

•

if, and only if, the closing price of the Ordinary Shares equals or exceeds $18.00 per share (subject to adjustment as discussed below) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to Public Warrant holders.

We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Ordinary Shares issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those Ordinary Shares is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $18.00 redemption trigger price (subject to adjustment as discussed below) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Once the Public Warrants become exercisable, the Company may redeem such warrants

•	in whole or in part;

•

at $0.10 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Public Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Ordinary Shares (as defined below) except as otherwise described below;

•

if, and only if, the closing price of our Ordinary Shares equals or exceeds $10.00 per public share (subject to adjustment as discussed below) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the Public Warrant holders.

Beginning on the date the notice of redemption is given until the Public Warrants are redeemed or exercised, holders may elect to exercise their Public Warrants on a cashless basis. The numbers in the table below represent the number of Ordinary Shares that a Public Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their Public Warrants and such Public Warrants are not redeemed for $0.10 per Public Warrant), determined for these purposes based on volume weighted average price of our Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below. We will provide our Public Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrant or the exercise price of a Public Warrant is adjusted as set forth under the heading “Adjustments” below. If the number of shares issuable upon exercise of a Public Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant. If the exercise price of a Public Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Public Warrant pursuant to such exercise price adjustment.

Redemption Date	Fair Market Value of Ordinary Shares
(period to expiration of Public Warrants)	$10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Ordinary Shares to be issued for each Public Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Public Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.277 Ordinary Shares for each whole Public Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Public Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.298 Ordinary Shares for each whole Public Warrant. In no event will the Public Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Ordinary Shares per Public Warrant (subject to adjustment). Finally, as reflected in the table above, if the Public Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Ordinary Shares.

As stated above, we can redeem the Public Warrants when the Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Public Warrant holders with the opportunity to exercise their Public Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Public Warrants when the Ordinary Shares are trading at a price below the exercise price of the Public Warrants, this could result in the Public Warrant holders receiving fewer Ordinary Shares than they would have received if they had chosen to wait to exercise their Public Warrants for Ordinary Shares if and when such Ordinary Shares were trading at a price higher than the exercise price of $11.50.

No fractional Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Ordinary Shares to be issued to the holder.

Adjustments

If the number of outstanding Ordinary Shares is increased by a capitalization or share dividend payable in Ordinary Shares, or by a split-up of Ordinary Shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering made to all or substantially all holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) and (ii) one minus the quotient of (x) the price per Ordinary Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Ordinary Shares on account of such Ordinary Shares (or other securities into which the Public Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Ordinary Shares issuable on exercise of each Public Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of Ordinary Shares in connection with a proposed initial business combination, or (d) to satisfy the redemption rights of the holders of Ordinary Shares in connection with a shareholder vote to amend our Articles of Association with respect to any other provision relating to the rights of holders of our Ordinary Shares, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Ordinary Share in respect of such event.

If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.

Whenever the number of Ordinary Shares purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the company’s amended and restated memorandum and articles of association under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Ordinary Shares, the holder of a Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Public Warrant holder had exercised the Public Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of Ordinary Shares in such a transaction is payable in the form of Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants.

Form

The Public Warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the Public Warrants and the warrant agreement set forth in this prospectus, or defective provision (ii) amending the provisions relating to cash dividends on Ordinary Shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Public Warrants, provided that the approval by the holders of at least 65% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Public Warrants.

No fractional Public Warrants will be issued and only whole Public Warrants will trade. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to the Public Warrant holder.

No rights as a shareholder

A Warrant does not entitle the holder to any of the rights of a shareholder of our company, including, without limitation, the right to receive dividends, the right to vote or the right to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of our company.

After the issuance of Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Transfers and Exchanges

Warrants may be exchanged or transferred upon surrender of the warrant to the Warrant Agent, together with a written request for exchange or transfer. Upon any transfer, a new warrant representing an equal aggregate number of warrants will be issued and the old Warrant will be cancelled by the Warrant Agent.

Stock Exchange Listing

Our Ordinary Shares are listed on the NYSE under symbol “SSU”. Our Warrants are listed on the NYSE under symbol SSU-WT.